                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              Cytogen Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

Preliminary Copy

[LOGO OF CYTOGEN CORPORATION                   600 COLLEGE ROAD EAST--CN 5308
 APPEARS HERE]                                 PRINCETON, NEW JERSEY 08540-5308

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------
Dear Stockholder:

  It is our pleasure to invite you to Cytogen Corporation's 1996 Annual Meeting on Wednesday, May 22, 1996 at 2:00 p.m. at the Princeton Marriott Hotel, 201 Village Boulevard, Princeton Forrestal Village, Princeton, New Jersey, at which we will report to you on Cytogen's past year and our plans for the future.

  At this important meeting, you will be asked to consider and vote upon:

    1. The election of eight (8) directors to serve until the next annual meeting of stockholders;

    2. A proposal to amend the Company's Certificate of Incorporation to increase the total number of authorized shares of capital stock from 75,000,000 shares to 95,000,000 shares and to increase the total number of authorized shares of Common Stock from 69,600,000 shares to 89,600,000 shares;

    3. A proposal to amend the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors to increase the total number of shares of Common Stock authorized for issuance upon exercise of options under the Directors Plan from 100,000 shares to 300,000 shares;

    4. A proposal to amend the Cytogen Corporation 1995 Stock Option Plan to
  (i) increase the total number of shares of Common Stock authorized for issuance upon exercise of options under the 1995 Plan by 2,100,000 shares, from 2,402,635 shares to 4,502,635 shares, (ii) permit the granting of options under the 1995 Plan to (a) officers and employees of the Company's subsidiaries and (b) consultants of the Company or its subsidiaries, and
  (iii) permit the granting of incentive stock options under the 1995 Plan to all employees of the Company;

    5. The ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1996; and

    6. Such other matters as may properly come before the meeting.

  The Board of Directors is asking for your support in increasing the number of authorized shares of the Company's Common Stock, which we believe is important to the long-term financial stability of the Company. The Board is also recommending that you approve an amended Directors Plan and 1995 Stock Option Plan, which will assist in furthering our goal of aligning the interests of you, our stockholders, and participants in those plans by encouraging stock ownership.

  Only stockholders of record at the close of business on March 29, 1996 will be entitled to notice of and to vote at the 1996 Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, Office of the Corporate Secretary, 600 College Road East, Princeton, New Jersey during ordinary business hours from May 10, 1996 to the date of the meeting.

  Your vote is important. We urge you to consider the issues and to vote your shares as promptly as possible.

                                          By Order of the Board of Directors

                                          T. JEROME MADISON
                                          Secretary

Princeton, New Jersey
April [ ], 1996

Preliminary Copy
----------------
                              CYTOGEN CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cytogen Corporation (the "Company" or "Cytogen") of proxies to be voted at the 1996 Annual Meeting of Stockholders to be held on May 22, 1996. This Proxy Statement and accompanying proxy card are scheduled to be mailed beginning on or about April [ ], 1996 to holders of record of the Common Stock, par value $.01 per share (the "Common Stock").

PROXIES

  You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending a signed proxy will not affect your right to attend the Annual Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election, at Chemical Mellon Shareholder Services, 450 West 33rd Street, 15th Floor, New York, New York 10001, in writing of such revocation.

  The expense of this proxy solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith. The Company does not currently anticipate the need to use specially-engaged proxy solicitors for this solicitation.

  Each properly executed proxy will be voted in accordance with the instructions marked on it. Unless revoked, or unless contrary instructions are given, each proxy will be voted FOR the election of the nominees as set forth under "Election of Directors," FOR approval of amendments to the Company's Certificate of Incorporation, FOR approval of amendments to the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors, FOR approval of amendments to the Cytogen Corporation 1995 Stock Option Plan, and FOR ratification of the appointment of Arthur Andersen LLP as auditors.

VOTING

  Holders of record of the Common Stock at the close of business on March 29, 1996 will be entitled to one vote per share so held of record on all business
of the Annual Meeting. On the record date, there were [   ] shares of Common
Stock outstanding. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspectors of Election appointed for the Annual Meeting who will determine whether or not a quorum is present and the results of the votes with respect to each matter.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date and entitled to vote thereat will constitute a quorum. The Inspectors of Election will treat abstentions and broker non-votes as shares that are present and entitled to vote for the purposes of determining the presence of a quorum.

  The election of directors is decided by a plurality of the votes cast. Accordingly, votes that are withheld and broker non-votes will have no effect on the outcome of the vote. Stockholder approval of the proposed amendment to the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date. Therefore, abstentions and broker non-votes will have the effect of a vote against the proposal. Matters such as stockholder approval of the proposed amendments to the Directors Plan and the 1995 Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast with respect to the particular proposal and therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be counted as votes cast with respect to the particular proposal and therefore, will have no effect on the outcome of the vote.

PROPOSAL ONE. ELECTION OF DIRECTORS

  At the 1996 Annual Meeting, eight directors are to be elected to hold office until the 1997 Annual Meeting of Stockholders and until their successors have been elected and have qualified. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company and were elected directors at the 1995 Annual Meeting of Stockholders, except for John
E. Bagalay, Jr. and Ronald J. Brenner, who were appointed effective October 20, 1995. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend, unless the Board reduces the number of directors accordingly.

  During 1995, the Board of Directors met thirteen (13) times. Each of the incumbent directors, except Bruce Ross, attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member held during the period he served on the Board of Directors or such committee.

NOMINEES FOR DIRECTORS

  Charles E. Austin, 68, has been a director of the Company since July 1994. Mr. Austin previously served on the Company's Board of Directors from 1983 to 1986. Now retired, Mr. Austin was Corporate Vice President of American Cyanamid Company, with responsibility for all aspects of its global agricultural business, from 1978 until 1988. Mr. Austin also currently serves as a director of the following publicly-held companies: MGI Pharma, Inc., Embrex, Inc. and Hyal Pharmaceutical Corp. He graduated from the University of Illinois, where he received a B.S. in Agronomy and an M.S. in Soil Chemistry.

  John E. Bagalay, Jr., 62, has been a director of the Company since October 1995. Dr. Bagalay was a director of Cellcor prior to the Company's acquisition of Cellcor in October 1995. He has served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, since September 1989. Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares and for Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Seragen, Inc., Wave Systems Corporation and Hymedix, Inc. and several privately-held companies in the biotechnology industry. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

  Ronald J. Brenner, 62, has been a director of the Company since October 1995. Dr. Brenner was President and Chief Executive Officer of Cellcor, Inc. from July 1995 until the Company's acquisition of Cellcor in October 1995. Dr. Brenner has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of Aronex Pharmaceuticals, Inc. and several privately-held healthcare and environmental companies. He received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

  Robert F. Hendrickson, 63, became a director of the Company in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is the Chairman of the Board of Envirogen, Inc., a director of The Liposome Company, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

  T. Jerome Madison, 55, joined the Company in October 1993 as Vice President of Finance and Chief Financial Officer and Secretary. He has been a director of the Company since December 1994. Mr. Madison is the sole stockholder of, and an officer and director of, Somerset Central Corporation, a New Jersey corporation through which Mr. Madison provides services to the Company. Previously, Mr. Madison served as President, Chief Executive Officer and General Partner of Montgomery Partners, a venture capital group, from 1991 to 1993 and as President, Chief Executive Officer and General Partner of Founders Court, also a venture capital group, from 1986 to 1991. Mr. Madison was Cytogen's Vice President for finance and administration from 1982 to 1986. Prior to first joining the Company, he served as Corporate Controller for Rorer Group Inc. (now Rhone-Poulenc Rorer). Mr. Madison holds a B.S. from The Wharton School of the University of Pennsylvania and an M.B.A. from Monmouth University. He is also a Certified Public Accountant.

  Thomas J. McKearn, 47, joined the Company in July 1981 as Vice President, Research and Development. He has served as the Company's Chief Executive Officer since January 1994 and as President of the Company since September 1991. Dr. McKearn previously served as Executive Vice President of the Company from June 1990 to August 1991 and Senior Vice President, Scientific Affairs of the Company through June 1990. He has been a director of the Company since 1981. From 1978 until he joined the Company, Dr. McKearn was an Assistant Professor in the Department of Pathology at the University of Pennsylvania and Head of the Immunoprotein Laboratory at the Hospital of the University of Pennsylvania. He retains a position as Adjunct Associate Professor in the Department of Pathology at the University of Pennsylvania. Dr. McKearn is a member of the Scientific Advisory Board for Rider College and the New Jersey Cancer Institute. Dr. McKearn holds a B.A. degree from Indiana University, a Ph.D. degree in Immunology from the University of Chicago and an M.D. degree from the Pritzker School of Medicine at the University of Chicago.

  William C. Mills III, 40, has served as Chairman of the Board of the Company since January 1995 and has been a director of the Company since July 1983. Since April 1, 1988, he has been a General Partner of The Venture Capital Fund of New England, Boston, Massachusetts, a series of private venture capital partnerships. Prior to that, Mr. Mills was a General Partner of PaineWebber Ventures, and certain of its predecessor partnerships since April 1981. Mr. Mills holds an A.B. degree from Princeton University, an S.M. degree in Chemistry from The Massachusetts Institute of Technology, and an S.M. degree in Management from M.I.T.'s Sloan School of Management.

  Donald E. O'Neill, 70, became a director of the Company in May 1995. From 1986 until his retirement in March 1991, Mr. O'Neill served as Executive Vice President and Chairman, International Operations of Warner-Lambert Company, an international healthcare and consumer company. He joined Warner-Lambert in March 1971 as President, Warner-Chilcott Division, the pharmaceutical division of Warner-Lambert. He held numerous key management positions at Warner-Lambert and Parke-Davis and Company, a division of Warner-Lambert, which includes pharmaceutical and medical devices. Mr. O'Neill currently serves as a director for several companies, including Alliance Pharmaceutical Corp., Fujisawa USA, Immunogen, Inc., MDL Info Systems, Scios Nova Inc., Targeted Genetics Corp., Fuisa Technologies and New Jersey Resources. Mr. O'Neill holds a B.S. degree from the University of Washington.

COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

  The Audit Committee recommends independent auditors to the Board of Directors for purposes of auditing the Company's financial statements; reviews the audit with the auditors and management; and consults with the auditors and management regarding the adequacy of financial and accounting procedures and controls. The Audit Committee met twice during 1995. Its current members are Robert F. Hendrickson (Chairman) and John E. Bagalay, Jr.

  The Compensation Committee evaluates the performance of the Company's Chief Executive Officer and recommends his compensation to the Board annually; administers the Company's stock option plans; recommends to the Board of Directors compensation for executive officers and other key employees of the Company; and reviews the Company's compensation policy generally. The Compensation Committee met six (6) times during 1995. Its current members are Charles E. Austin (Chairman) and Donald E. O'Neill.

  The Nominating Committee is responsible for investigating, recruiting and interviewing potential candidates for election to the Board of Directors and for formally nominating for consideration by the full Board of Directors those individuals deemed worthy by the Nominating Committee of election to the Board of Directors. The Nominating Committee did not hold any separate formal meetings during 1995. Its current members are Thomas J. McKearn and William C. Mills III. The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders whose names are submitted in writing to the Nominating Committee in care of the Office of the Corporate Secretary of the Company.

DIRECTOR COMPENSATION

  In 1995, each director who is not also an officer of the Company was paid an annual retainer of $7,500, plus $800 for each Board meeting attended ($400 if participation was by telephone). Any director who also served on a Board committee received an additional annual fee of $500 for serving on the committee, and $1,000 for serving as chairman of any Board committee. Upon his appointment as Chairman of the Board, the Board of Directors determined that Mr. Mills should also receive additional annual compensation of $25,000 and an annual stock option to purchase 12,000 shares of Common Stock.

  Also, pursuant to the Directors Plan, upon initial appointment to the Board, each non-employee director of the Company is granted an option to purchase 8,000 shares of Common Stock. On the day following each annual stockholders' meeting of the Company, each non-employee director who was re-elected at that stockholders' meeting is granted an option to purchase 6,000 shares of Common Stock. Options granted under the Directors Plan are exercisable at a price equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the date of grant, and vest (i.e., first become exercisable) over five years at a rate of 20% for each year of service completed after the option grant. Each director's outstanding options become immediately exercisable in full (i) upon the occurrence of a change of control of the Company, (ii) upon death or disability or (iii) upon resignation or retirement after age 65. Options granted under the Directors Plan are granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph following it shall not be incorporated by reference into any such filings.

  The Company's compensation program, both for its executive officers as well as for all employees, is based on the belief that the interests of the employees should be closely aligned with those of the Company's stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

  . offer compensation opportunities that attract the best talent to the Company; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

  . maintain a portion of total compensation at risk, tied to both meeting strategic objectives of the Company, as well as to meeting individual performance objectives; and

  . encourage individuals to manage from the perspective of owners with an equity stake in the Company.

  For 1995, the Company's compensation program was benchmarked by the use of
(a) an independent outside consultant, (b) external surveys of both the high-tech and biotechnology industry, and (c) a comparison to companies with similar market capitalization. These companies, which are representative of the firms with which the Company competes for employee talent and which employ individuals in jobs similar in magnitude, complexity and scope of responsibility to those at the Company, form the basis for the survey group used by the Committee.

COMPONENTS OF EXECUTIVE COMPENSATION

  The Compensation Committee implements the principles described above through a combination of competitive base salary and benefits, cash bonuses and stock option awards. Effective at the beginning of each year, each executive officer is assigned numerous objectives to meet, which objectives are consistent with the Company's achieving its Strategic Plan. The Committee gauges individual performance in several areas, including, the development and execution of objectives, leadership, and development of and contributions to programs that affect the Company's overall Strategic Plan. All of the Committee's judgments during 1995, as in prior years, regarding the appropriate form and level of executive compensation payments and awards were ultimately based upon the executive officer's level of responsibility and individual performance, and the performance of the Company within its sector of the healthcare industry.

  At the beginning of 1995, base salaries and annual incentives for the executive officers were unfavorably impacted by a number of events that transpired in 1994--namely, the low level of product sales, the delays in the Company's clinical development schedules, and the Company's failure to complete a merger with CytoRad Incorporated. As a result, executive officers received neither an increase in base salary nor any annual incentives.

  In the fourth quarter of 1995, the Compensation Committee met to determine base salaries for 1996 and annual incentives and stock option awards for 1995. At that time, the Committee reviewed overall corporate performance during 1995. In particular, the Company's performance was favorably impacted by individuals meeting their objectives for the year and by the following achievements: the filing with FDA of both a New Drug Application (for Quadramet, a treatment for the relief of bone pain in cancer patients) and a Product License Application (for ProstaScint, the Company's prostate cancer imaging agent), FDA's approval of repeat administration for OncoScint CR/OV, and several successful financing transactions, along with the completion of the merger with CytoRad and the acquisition of Cellcor, each of which the Company believes will allow it to build its product pipeline and move forward in the evolving bio-pharmaceutical industry.

LONG-TERM INCENTIVES

  The Committee believes that stock options are presently the best vehicle by which to link its employees' interest in the Company with those of its stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued retention by the Company. Because it is believed that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options generally have a life of ten years, vest over five years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Also, the exercisability of stock options is conditioned upon the executive officer's continued employment with the Company; thus, unexercised stock options are forfeited within a designated period of time following the executive officer's leaving the Company.

  The stock option awards received by executive officers for 1995 were set taking into account the comparison of practices at peer groups (in the surveys already mentioned), an individual's level of responsibility and achievement of Strategic Plan objectives, and the amount and terms of past stock option awards. When compared to available surveys, stock option awards made in the past to the executive officers as well as to the Chief Executive Officer have lagged behind the marketplace. Therefore, the Company increased slightly its stock option awards to executive officers for 1995.

BROAD-BASED EMPLOYEE STOCK OPTION PLAN

  In addition to granting 791,000 stock options to the Company's eleven executive officers under the programs described above, the Committee also granted approximately 575,000 stock options to approximately 149 other employees under the Company's broad-based employee stock option program in 1995. This broad-based program was initiated in 1992 and is a vital element of the Company's drive to empower and motivate long-term contributions by outstanding employees who will lead the Company into the 21st century. It is designed to create in the Company an entrepreneurial spirit and to provide broad incentives for the day-to-day achievements of these employees, which, in turn, will build the Company's long-term performance. The Committee believes that the outstanding performance of these individuals has contributed significantly to the achievements that led to the Company's continuing as a viable biotechnology entity during 1995.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In determining the compensation of Dr. McKearn for 1995, the Committee considered the same factors that it considered when fixing compensation levels for the Company's other executive officers, including the Company's performance as a whole. For the reasons described above with respect to the Company's 1994 performance, Dr. McKearn did not receive an increase in salary for 1995. However, in light of the Company's improved performance in 1995 and because the Committee recognized the importance of retaining a chief executive officer who can provide the leadership necessary to improve the Company's competitiveness and profitability, Dr. McKearn was granted options to purchase 135,000 shares of Common Stock under the Company's 1995 Stock Option Plan and awarded an annual incentive of $37,000 in 1995.

  The Committee believes the Chief Executive Officer's role has a greater individual significance for the Company than that of the other members of executive management. It is due to this belief that the Company executed the Stock Compensation and Performance Option Agreement with Dr. McKearn in 1994. Under the terms of this agreement, Dr. McKearn has received 10,000 shares of restricted stock in each of 1994, 1995 and 1996. Under this agreement, Dr. McKearn also received a grant of stock options to purchase up to an aggregate of 100,000 shares of Common Stock under the Cytogen Corporation 1989 Employee Stock Option Plan. The incremental vesting of this award is based upon the Committee's review of Dr. McKearn's performance measured against a written set of objectives for the year, which the Committee approves at the beginning of each such year. In November 1995, the Committee decided that 15,000 shares of the 20,000 shares allowable under the second installment should vest.

  In addition, effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn having a total face value of $2.3 million. Dr. McKearn has assigned to the Company certain specific rights in the policies, including, among other things, the right to receive any insurance proceeds in excess of $2,000,000, and upon surrender of the policies by Dr. McKearn, the right to receive 100% of the cash surrender value up to an amount equal to the total premiums paid by the Company. Dr. McKearn remains the owner of these policies only until the termination of his employment with the Company, unless he then repays to the Company the total amount of the premiums paid by the Company in respect of those policies.

                                *  *  *  *  *

  The Committee believes that performance should be rewarded, that the financial interests of the executive officers should be aligned with the stockholders, and that compensation should be competitive. We have structured compensation at the Company to meet these criteria.

  The foregoing report on compensation is provided by the following outside directors, who constituted the Compensation Committee during 1995:

                                          Charles E. Austin (Chairman)
                                          Donald E. O'Neill

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1995 were Charles E. Austin (Chairman), Donald E. O'Neill and Robert F. Johnston. On March 28, 1995, Mr. Johnston resigned from the Board of Directors, thereby vacating his seat on the Compensation Committee. None of these gentlemen were officers or employees of the Company while serving on the Compensation Committee. Mr. Johnston served as the Company's Chairman of the Board from March 1980 to February 1990 and as President and Chief Executive Officer from July 1988 to February 1989.

                            EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1995, December 31, 1994 and January 1, 1994 (referred to in this Proxy Statement as fiscal years 1995, 1994 and 1993).

                          SUMMARY COMPENSATION TABLE

                                             ANNUAL                             LONG-TERM
                                         COMPENSATION(1)                      COMPENSATION
                                    -------------------------     -----------------------------------------
                                                       OTHER                   SECURITIES
                                                      ANNUAL      RESTRICTED   UNDERLYING
                             FISCAL                   COMPEN-       STOCK       OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY(2)  BONUS  SATION        AWARD       (SHARES)    COMPENSATION(3)
---------------------------  ------ --------- ------- -------     ----------   ----------   ---------------
Thomas J. McKearn........     1995  $250,000  $37,000 $     0      $     0(4)   135,000         $10,876(5)
 President; Chief             1994   254,247        0       0       72,825(4)   140,000(6)        8,262
 Executive Officer            1993   220,000   25,000       0            0      120,000           9,806
Frederick M.                  1995   189,496   29,000       0            0       98,000             480
 Miesowicz(7)............
 Vice President
Robert T. Maguire(8).....     1995   175,100   39,865       0            0       52,000           8,055
 Vice President, Medical
  Affairs                     1994   169,887        0       0            0        5,500           7,928
                              1993   163,155   10,000       0            0       25,000           7,728
John D. Rodwell..........     1995   170,000   29,000       0            0       90,000           8,038
 Vice President, Research     1994   173,289        0       0            0       60,000           8,085
 and Development              1993   160,000   16,000       0            0       37,500           8,375
Richard J. Walsh(9)......     1995   170,735   18,000  20,263(10)        0       55,000           8,137
 Vice President,
  Corporate Development       1994    90,813        0       0            0       85,000             302

--------
 (1) The value of certain perquisites or personal benefits is not included in the amounts disclosed because it did not exceed for any named individual the lesser of either $50,000 or 10% of total annual salary and bonus reported for such individual in the Summary Compensation Table.
 (2) The amounts disclosed in this column for fiscal year 1994 include amounts that were actually earned in fiscal year 1993, but were not paid until fiscal year 1994, as follows: Dr. McKearn, $4,230; and Dr. Rodwell, $3,092. These amounts are not reflected in the amounts for fiscal year 1993.
 (3) The amounts disclosed in this column include amounts contributed or accrued by the Company in fiscal year 1995 under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion, on behalf of Dr. McKearn, $7,620; Dr. Maguire, $7,620; Dr. Rodwell, $7,620; and Mr. Walsh, $7,446. The amounts disclosed also include insurance premiums paid by the Company in fiscal year 1995 with respect to group term life insurance on behalf of Dr. McKearn, $696; Dr. Miesowicz, $480; Dr. Maguire, $435; Dr. Rodwell, $418; and Mr. Walsh, $691.
 (4) On December 8, 1994, Dr. McKearn and the Company entered into a Stock Compensation and Performance Option Agreement (the "Compensation Agreement"), which provided for the issuance to Dr. McKearn of 30,000 shares of Common Stock in three installments of 10,000 shares in each of 1994, 1995 and 1996. On December 8, 1994, Dr. McKearn received the first installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1995, Dr. McKearn received the second installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. Consequently, at the end of fiscal year 1995, Dr. McKearn's aggregate unvested restricted stock holdings consisted of 10,000 shares of Common Stock with a value of $52,400, which figure reflects the fair market value of the shares based upon the closing market price of the Company's unrestricted stock on December 29, 1995 ($52,500), less the aggregate par value Dr. McKearn paid for the shares ($100). On January 3, 1996, Dr. McKearn received the third installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. Dividends will be paid on the shares of restricted stock at the same rate as unrestricted shares.

 (5) Effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. The amount disclosed in the Summary Compensation Table reflects the portion of the total premiums ($43,710) paid by the Company under these insurance policies in fiscal year 1995 that is attributable to term life insurance coverage (a total of $2,560). The current dollar value of the benefit to Dr. McKearn of the remainder of the premiums paid by the Company during fiscal year 1995 is $0. The benefit was calculated based upon the difference between the payment of the premium and its refund at the earliest possible time to the Company. For a description of the Split Dollar Collateral Assignment Agreement, see "Employment and Severance Arrangements".
 (6) Pursuant to the Compensation Agreement, the Company granted to Dr. McKearn, effective as of January 3, 1994, an option to purchase up to 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share (subject to adjustment under certain circumstances). Vesting of this option is at the discretion of the Compensation Committee of the Board of Directors. Any shares not vested shall be irrevocably cancelled and ineligible for future vesting under the grant. In December 1994, the Compensation Committee considered the vesting of the first installment of 20,000 shares and determined that 10,000 shares should vest. In December 1995, the Compensation Committee considered the vesting of the second installment of 20,000 shares and determined that 15,000 shares should vest. See "Employment and Severance Arrangements".
 (7) Dr. Miesowicz was elected as a Vice President of the Company, effective October 20, 1995. Dr. Miesowicz also serves as Vice President and General Manager of Cellcor. A portion of the amount included in the Summary Compensation Table reflects salary paid to Dr. Miesowicz by Cellcor in fiscal year 1995, prior to the merger, for services rendered in his capacity as Cellcor's Senior Vice President of Scientific Affairs.
 (8) Dr. Maguire was elected an executive officer of the Company, effective September 26, 1995, and serves as the Company's Vice President, Medical Affairs. Prior to that date, Dr. Maguire was employed by the Company as Vice President, Clinical Investigations.
 (9) Mr. Walsh joined the Company as Vice President, Corporate Development, effective June 20, 1994.
(10) Under the terms of his offer of employment, Mr. Walsh was awarded 5,000 shares of Common Stock. The amount included in the Summary Compensation Table reflects the aggregate value of those shares on the date they were purchased by Mr. Walsh, which value is based upon the closing market price of the Company's unrestricted stock on that date ($20,313), less the price paid for the shares by Mr. Walsh ($50).

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

  Dr. Thomas J. McKearn, who has served as the Company's President since September 1991, was appointed to serve as the Company's Chief Executive Officer effective January 1, 1994. Dr. McKearn has entered into agreements with the Company pursuant to which he has received (i) base salary of $250,000 in fiscal year 1995, (ii) a restricted stock grant of 10,000 shares in each of 1994, 1995, and 1996, (iii) a stock option granted effective January 3, 1994 to purchase up to an aggregate of 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share, with vesting determined by the Compensation Committee based upon the meeting of certain performance criteria established by the Compensation Committee, and (iv) a $2.3 million split-dollar life insurance policy (described below) effective fiscal year 1995. Vesting of the shares subject to the options described in (iii) above as to which no determination has been made by the Compensation Committee, may be accelerated under certain circumstances involving a change in control of the Company. A change in control of the Company is defined as (a) the Company enters into an agreement to merge or consolidate the Company with or into another corporation, or to dispose of all or substantially all of the Company's assets; (b) any person other than the Company makes a tender or exchange offer for more than 50% of the Common Stock of the Company; (c) stock representing more than 50% of the voting power of the Company is acquired by any person other than the Company during any 24-month period; or (d) a change in the majority of the Board of Directors during any 24-month period. Dr. McKearn is also entitled to one year's severance pay if he is dismissed for reasons other than just cause.

  Effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. Dr. McKearn has assigned to the Company certain specific rights in the policies, including, among other things, the right to receive any insurance proceeds in excess of $2,000,000, and upon surrender of the policies by Dr. McKearn, the right to receive 100% of the cash surrender value up to an amount equal to the total premiums paid by the Company. Dr. McKearn remains the owner of these policies only until the termination of his employment with the Company, unless he repays to the Company the total amount of the premiums paid by the Company in respect of those policies.

  T. Jerome Madison is Vice President, Chief Financial Officer, Secretary and a director of the Company. Mr. Madison's services are provided to the Company pursuant to an agreement between the Company and Somerset Central Corporation, a New Jersey corporation of which Mr. Madison is the sole stockholder and an officer and director. Mr. Madison began providing such services to the Company in October 1993. The arrangement calls for monthly payments of $13,750 plus expenses. For the year ended December 31, 1995, the Company recorded approximately $207,960 for services rendered and expenses reimbursed under the arrangement. The amount paid in respect of fiscal year 1995 includes a one-time, $31,000 special fee earned for effecting certain specified events. As an executive officer of the Company, Mr. Madison was also granted options for the purchase of 30,000 shares of Common Stock at an exercise price of $4.6875 per share and 60,000 shares of Common Stock at an exercise price of $5.469 per share.

  Under the terms of his offer of employment, Mr. Walsh will be entitled to receive as severance pay six months of salary (increased by an additional month for each year of service, up to a maximum of twelve months) if his employment with the Company is terminated without cause.

  The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1995:

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF
                                                                              STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                       FOR OPTION TERM(3)
                          ------------------------------------------------ -------------------------------
                                       PERCENT OF
                          NUMBER OF      TOTAL
                          SECURITIES    OPTIONS     EXERCISE OR
                          UNDERLYING   GRANTED TO   BASE PRICE
                           OPTIONS    EMPLOYEES IN     (PER     EXPIRATION
       NAME               GRANTED(1) FISCAL YEAR(1)  SHARE)(2)     DATE      0%        5%          10%
       ----               ---------- -------------- ----------- ---------- ------------------- -----------
Thomas J. McKearn.......    60,000        4.57        $4.6875     7/18/05        0     176,875     448,239
                            75,000        5.71         5.4690    11/28/05        0     257,955     653,712
Frederick M. Miesowicz..    60,000        4.57         4.3750    10/20/05        0     165,083     418,356
                            38,000        2.89         5.4690    11/28/05        0     130,698     331,214
Robert T. Maguire.......    52,000        3.96         5.4690    11/28/05        0     178,849     453,240
John D. Rodwell.........    30,000        2.28         4.6875     7/18/05        0      88,437     224,119
                            60,000        4.57         5.4690    11/28/05        0     206,364     522,969
Richard J. Walsh........    15,000        1.14         4.6875     7/18/05        0      44,218     112,059
                            40,000        3.04         5.4690    11/28/05        0     137,576     348,646

--------
(1) All options granted in fiscal year 1995 to the named executive officers were granted pursuant to the Cytogen Corporation 1995 Stock Option Plan. All options granted in fiscal year 1995 to employees of the Company (1,313,850) were granted pursuant to the Cytogen Corporation 1995 Stock Option Plan, as proposed to be amended, and the 1992 Employee Stock Option Plan II, as amended. All of the options granted to the named executive officers vest over five years at the rate of 20% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is 10 years from the date of grant.
(2) The exercise price of all stock options granted during the last fiscal year is equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the respective dates the options were granted.
(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

  The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1995 and fiscal year-end values of unexercised options:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED IN-THE-MONEY OPTIONS
                                                  OPTIONS AT FY-END        AT FY-END(1)
                                                ---------------------- --------------------
                            SHARES      VALUE            (#)                   ($)
                           ACQUIRED    REALIZED      EXERCISABLE/          EXERCISABLE/
    NAME                  ON EXERCISE    ($)        UNEXERCISABLE         UNEXERCISABLE
    ----                  ----------- --------- ---------------------- --------------------
Thomas J. McKearn.......        0          0           196,600/               54,871/
                                                       329,400               115,734
Frederick M. Miesowicz..        0          0           102,414/               81,394/
                                                       144,387                59,906
Robert T. Maguire.......        0          0            47,620/                7,768/
                                                        73,680                11,272
John D. Rodwell.........        0          0            75,300/               25,634/
                                                       168,300                78,363
Richard J. Walsh........        0          0            17,000/               15,372/
                                                       123,000                69,925

--------
(1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options and the exercise price of the options at fiscal year-end. The fair market value of a share of Common Stock (calculated as the mean of the high and low sale prices as reported on the Nasdaq National Market) on December 29, 1995 was $5.25.

                               PERFORMANCE GRAPH

  The following Performance Graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 28, 1990 to December 31, 1995) with the cumulative total return of the NASDAQ U.S. Stocks Index and the NASDAQ Pharmaceutical Index, a broad index of biopharmaceutical and pharmaceutical companies similar in capitalization and stage of corporate development to the Company.*

           [GRAPH DEPICTING CUMULATIVE TOTAL STOCKHOLDER RETURN ON
            THE COMMON STOCK FOR A FIVE-YEAR PERIOD APPEARS HERE]

--------------------------------------------------------------------------------------------
                                1990      1991      1992      1993      1994      1995
--------------------------------------------------------------------------------------------
Cytogen Corporation           $100.00   $162.64   $193.41    $52.75    $35.71    $46.15
--------------------------------------------------------------------------------------------
NASDAQ U.S. Stocks Index      $100.00   $128.38   $129.64   $155.50   $163.26   $211.77
--------------------------------------------------------------------------------------------
NASDAQ Pharmaceutical Index   $100.00   $264.74   $221.14   $197.11   $146.35   $271.90
--------------------------------------------------------------------------------------------

Assumes $100 invested on December 28, 1990 in Cytogen Common Stock, NASDAQ U.S. Stocks Index and NASDAQ Pharmaceutical Index

*Total return assumes reinvestment of dividends

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of February 22, 1996, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee for election as a director, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The number of shares set forth below includes those shares issuable pursuant to options which are exercisable within 60 days of February 22, 1996.

                                                            NUMBER   PERCENTAGE
                   NAME AND ADDRESS(1)                     OF SHARES  OF CLASS
                   -------------------                     --------- ----------
Henry L. Hillman, Elsie Hilliard Hillman and C.G.          5,551,524   11.84%
 Grefenstette, Trustees...................................
 2000 Grant Building
 Pittsburgh, PA 15219(2)
Ronald J. Brenner......................................... 3,802,109    8.11%
 Two Walnut Grove Drive, Suite 130
 Horsham, PA 19044(4)
Hillman Medical Ventures partnerships..................... 3,713,909    7.92%
 824 Market Street, Suite 900
 Wilmington, DE 19801(3)
Hal S. Broderson.......................................... 3,715,009    7.92%
 Two Walnut Grove Drive, Suite 130
 Horsham, PA 19044(4)
Charles G. Hadley......................................... 3,714,159    7.92%
 Two Walnut Grove Drive, Suite 130
 Horsham, PA 19044(4)
Thomas J. McKearn(5)......................................   536,600    1.14%
Frederick M. Miesowicz(5).................................    96,656       *
T. Jerome Madison(5)......................................   119,844       *
Robert T. Maguire(5)......................................    47,620       *
John D. Rodwell(5)(6).....................................   148,300       *
Richard J. Walsh(5).......................................    22,000       *
John E. Bagalay, Jr.(7)...................................   198,552       *
William C. Mills III(5)...................................    39,910       *
Charles E. Austin(5)......................................     1,500       *
Robert F. Hendrickson(5)..................................     1,000       *
Donald E. O'Neill.........................................     5,000       *
Bruce R. Ross(5)..........................................     2,200       *
All executive officers and directors as a group (17
 persons)(5).............................................. 5,050,901   10.65%

--------
*  Indicates amount is less than 1%.
(1) All information with respect to beneficial ownership of shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission (the "SEC") or information provided by such beneficial owners to the Company.
(2) Includes 116,325 shares of Common Stock held by the Henry L. Hillman Trust U/A Dated November 18, 1985 (the "HLH Trust"), 20,625 shares of Common Stock held by Hillman 1984 Limited Partnership ("Hillman 1984"), 4,125 shares of Common Stock held by HCC Investments, Inc. ("HCC"), 1,696,540 shares of Common Stock held by Juliet Challenger, Inc. ("JCI"), 367,445 shares of Common Stock held by Hillman Medical Ventures 1989 L.P. ("HMV 1989"), 176,470 shares of Common Stock held by Hillman Medical Ventures 1990 L.P. ("HMV 1990"), 486,622 shares of Common Stock held by Hillman Medical Ventures 1991 L.P. ("HMV 1991"), 110,522 shares of Common Stock held by Hillman Medical Ventures 1992 L.P. ("HMV 1992"), 1,094,700 shares of Common Stock held by Hillman Medical Ventures 1994 L.P. ("HMV 1994"), and 1,478,150 shares of Common Stock held by Hillman Medical Ventures 1995 L.P. ("HMV 1995"). JCI, HCC, and Wilmington Securities, Inc. (which (i) owns Hillman Properties West, Inc., the sole general partner of Hillman 1984, and (ii) is the sole general partner of Hillman/Dover L.P., one of the general partners of HMV 1989, HMV 1990, HMV 1991, HMV 1992, HMV 1994 and HMV 1995 (collectively, "Hillman Medical Ventures")) are private investment companies owned by Wilmington Investments, Inc., which, in turn, is owned by The Hillman Company. The Hillman Company is a private firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). Consequently, the HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust, JCI, HCC, Hillman 1984, and Hillman Medical Ventures and may be deemed to be the beneficial owners of such shares. Does not include an aggregate of 155,100 shares of Common Stock held by four irrevocable trusts for the benefit of members of the Hillman family (collectively, the "Family Trusts"), as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial interest. C.G. Grefenstette and Thomas G. Bigley are trustees of the Family Trusts and, as such, share voting and investment power over the shares held by the Family Trusts.
(3) Includes 367,445 shares of Common Stock held by HMV 1989, 176,470 shares of Common Stock held by HMV 1990, 486,622 shares of Common Stock held by HMV 1991, 110,522 shares of Common Stock held by HMV 1992, 1,094,700 shares of Common Stock held by HMV 1994 and 1,478,150 shares of Common Stock held by HMV 1995.
(4) Includes 3,713,909 shares held by Hillman Medical Ventures. Each of Drs. Broderson and Brenner and Mr. Hadley is a general partner of Cashon Biomedical Associates, L.P., which is a general partner of the Hillman Medical Ventures Partnerships and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Broderson and Brenner and Mr. Hadley share voting and investment power with respect to the shares held by Hillman Medical Ventures and disclaim beneficial ownership of the 1,992,715 shares beneficially owned by the HLH Trustees, Hillman 1984, HCC, JCI and the Family Trusts referred to in note 2 above.
(5) Includes shares of Common Stock which the named persons have the vested right to acquire upon the exercise of stock options, as of February 22, 1996, as follows: Dr. McKearn: 201,600; Dr. Miesowicz: 96,656; Mr.
    Madison: 36,000; Dr. Maguire: 47,620; Dr. Rodwell: 81,300; Mr. Walsh:
    17,000; Mr. Mills: 29,200; Mr. Austin: 1,000; Mr. Hendrickson: 1,000; and
    Mr. Ross: 2,200 shares. Group number includes the shares of Common Stock which the named persons and the following executive officers have the vested right to acquire upon the exercise of stock options, within sixty days of February 22, 1996: Pamela M. Murphy: 9,000; and Richard Murawski:
    20,500 shares.
(6) Includes 7,000 shares held by Dr. Rodwell's wife as custodian for two children under the Pennsylvania Uniform Gift to Minors Act. Dr. Rodwell disclaims beneficial ownership of the 7,000 shares held by his wife.
(7) Includes 198,552 shares of Common Stock held by B.U.N.P., a partnership acting as nominee for Boston University. Dr. Bagalay, a partner of B.U.N.P., shares voting and investment power over the shares held by B.U.N.P., but disclaims beneficial ownership of such shares.

                             CERTAIN TRANSACTIONS

  In June 1995, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), with Cellcor, Inc. ("Cellcor") and a wholly-owned subsidiary of Cytogen (the "Merger Subsidiary"), which provided that Cellcor would be merged with and into the Merger Subsidiary (the "Cellcor Merger"), whereupon the separate corporate existence of Cellcor would cease and the Merger Subsidiary would change its name to Cellcor, Inc. Ronald J. Brenner (a director and nominee for director of the Company in this

Proxy Statement) is a general partner of the managing general partner of Hillman Medical Ventures partnerships and was a director, President, and chief executive officer of Cellcor at the time of the Cellcor Merger. Hillman Medical Ventures partnerships and certain of their affiliates (collectively, the "Cellcor Principal Stockholders") owned 46.5% of the Cellcor common stock and 95.2% of the Cellcor preferred stock. The Cellcor Principal Stockholders agreed to vote such shares in favor of the Cellcor Merger pursuant to a Voting and Subscription Agreement (the "Voting Agreement"). In addition, the Merger Agreement provided that upon effectiveness of the Cellcor Merger, Ronald J. Brenner, as designee of the Cellcor Principal Stockholders, and John E. Bagalay, Jr. (a director and nominee for director in this Proxy Statement) would be elected to the Company's Board of Directors. In addition, during the two-year period following the Cellcor Merger, and thereafter, for so long as the Cellcor Principal Stockholders own at least 5% of the outstanding shares of Common Stock, the Company is required to use its best efforts to cause to be nominated Dr. Brenner or another designee of the Cellcor Principal Stockholders for election to the Board of Directors.

  In connection with the Cellcor Merger, each holder of Cellcor common stock was granted the non-transferable right to purchase 1.118 shares of Common Stock of the Company for each share of Cellcor common stock held by such holder at the close of business on August 17, 1995, at a price of $3.89 per share of Common Stock of the Company (the "Subscription Offering"). Consummation of the Cellcor Merger was conditioned upon the purchase of at least $12.0 million of the Subscription Offering. Certain of the Cellcor Principal Stockholders had committed to purchase up to $12.0 million of the shares in the Subscription Offering.

  On October 16, 1995, the Company's stockholders approved the issuance of the Company's securities necessary to effect the acquisition of Cellcor and the Subscription Offering. On October 20, 1995, the Company completed its acquisition of Cellcor by merging Cellcor with and into the Merger Subsidiary. At that time, each outstanding share of Cellcor common stock was converted into the right to receive .60 shares of Common Stock of the Company and each outstanding share of Cellcor Convertible Preferred Stock was converted into the right to receive 218.94 shares of Common Stock of the Company. As a result of the Cellcor Merger, the Company (i) will issue a maximum of 4,713,564 shares of Common Stock to acquire Cellcor, and (ii) issued 5,144,388 shares of Common Stock in connection with the Subscription Offering. As a result of the Cellcor Merger and the Subscription Offering, certain Cellcor Principal Stockholders (and Dr. Brenner) are deemed to be beneficial owners of more than 5% of the Company's outstanding Common Stock. See "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS". Pursuant to the terms of the Voting Agreement, the Cellcor Principal Stockholders have agreed that they will not contract to sell, sell or otherwise transfer any shares of Common Stock of the Company received by them in the Cellcor Merger or purchased by them in the Subscription Offering for a period of two years following the effective date of the Cellcor Merger. On the second anniversary of the Cellcor Merger and each six months thereafter, the Cellcor Principal Stockholders may so sell or transfer one third of the shares so acquired.

  T. Jerome Madison is Vice President, Chief Financial Officer, Secretary and a director of the Company. Mr. Madison's services are provided to the Company pursuant to an agreement between the Company and Somerset Central Corporation, a New Jersey corporation of which Mr. Madison is the sole stockholder and an officer and director. Mr. Madison began providing such services to the Company in October 1993. The arrangement calls for monthly payments of $13,750 plus expenses. For the year ended December 31, 1995, the Company recorded approximately $207,960 for services rendered and expenses reimbursed under the arrangement. The amount paid in respect of fiscal year 1995 includes a one-time, $31,000 special fee earned for effecting certain specified events. As an executive officer of the Company, Mr. Madison was also granted options for the purchase of 30,000 shares of Common Stock at an exercise price of $4.6875 per share and 60,000 shares of Common Stock at an exercise price of $5.469 per share.

PROPOSAL TWO. APPROVAL OF PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

INTRODUCTION

  On January 23, 1996, the Board of Directors of the Company authorized, subject to approval by the Company's stockholders, an amendment to the Company's Certificate of Incorporation to increase the total number of shares of capital stock the Company is authorized to issue from 75,000,000 shares to 95,000,000 shares and to increase the total number of shares of Common Stock the Company is authorized to issue from 69,600,000 shares to 89,600,000 shares. No change is proposed in the number of shares of preferred stock authorized.

  A copy of Article FIFTH of the Company's Certificate of Incorporation as it would appear if the proposed amendment is authorized by the stockholders is contained in Exhibit A to this Proxy Statement.

REASONS FOR THE PROPOSED AMENDMENT

  The Company's capital requirements depend on numerous factors, including without limitation, the development and timing of commercialization activities and alliances, the progress of its research and development programs, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the Company's ability to establish collaborative and strategic alliances and the purchase of additional facilities and capital equipment. The Board of Directors believes that, in order to meet the Company's funding needs through the time when the Company is expected to begin generating significant revenues from its commercial product sales and in order to engage in other strategic acquisitions, such as its mergers with CytoRad Incorporated and Cellcor, it is likely that additional issuances and sales of Common Stock, or of other securities convertible into or exchangeable for Common Stock, will be necessary. It is likely that the Company will seek to raise capital by offering and selling securities during 1996 and thereafter. The proposed increase in the number of shares of Common Stock authorized will permit the Company to move quickly, without the delay and expense of a special stockholders meeting or consent solicitation, if the Board of Directors determines that it is desirable for the Company to issue shares of Common Stock in excess of the currently authorized number of shares in circumstances such as possible equity offerings, business acquisitions, strategic alliances or other business opportunities. The additional shares so authorized will be available for issuance from time to time to such entities and for such consideration as the Board of Directors shall determine. The Company will not seek further approval from the stockholders for issuance of the additional shares so authorized unless such stockholder approval is otherwise required under applicable law or the rules of the Nasdaq National Market (on which the Common Stock is traded). The Board of Directors believes that, if the proposed amendment to the Certificate of Incorporation is not approved by the Company's stockholders, the Company's ability to raise capital will be unduly restricted and that the Company could be adversely affected.

  As of February 22, 1996, the Company was authorized to issue 69,600,000 shares of common stock, par value $.01 per share. Of this amount, 46,881,707 shares had been issued, and the following number of shares of Common Stock were reserved for issuance: 4,291,742 shares were reserved for issuance upon exercise of issued and outstanding warrants; approximately 3,700,000 shares were reserved for issuance pursuant to stock option and stock award plans and agreements (although an additional 2,300,000 shares will be reserved if proposals 3 and 4 described below are approved); approximately 2,332,000 shares were reserved for issuance pursuant to existing put rights; and 371,035 shares remained to be issued to Cellcor stockholders who had not yet tendered their shares for exchange in connection with the Cellcor Merger. As a result, as of that date (assuming approval of proposals 3 and 4 described below), approximately 9,723,516 shares of Common Stock remained authorized and available for issuance.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED
                AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL THREE. APPROVAL OF AMENDMENT TO 1988 STOCK OPTION PLAN FOR
                  NON-EMPLOYEE DIRECTORS

INTRODUCTION

  Subject to stockholder approval, the Board of Directors has approved the adoption of an amendment to the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors (the "Directors Plan") to increase the total number of shares of Common Stock authorized for issuance upon exercise of options under the Directors Plan from 100,000 shares to 300,000 shares (collectively, the "Directors Options"). Of the 100,000 shares currently authorized at March 29, 1996, only 14,000 shares remained available for future option grants.

  The Board of Directors approved the adoption of the Directors Plan in 1988 and amendments thereto in 1995, which adoption and amendments were approved by the stockholders at the 1989 and 1995 annual meetings of stockholders, respectively. The principal purpose of the Directors Plan is to provide for automatic, non-discretionary grants of stock options to non-employee or "outside" directors. The Board of Directors believes this is the most appropriate means of giving outside directors a meaningful stake in the future of the Company while minimizing any potential conflict of interest with respect to the granting of stock options. If the proposed amendment is not approved by the stockholders, the remaining Directors Options available for grant will not be sufficient to provide in full for the annual non-discretionary grant of Directors Options to the non-employee directors in 1996 and no Directors Options will remain available for grants in future years. The non-employee directors are not eligible to participate in any other stock option plan currently in effect at the Company. Accordingly, to continue to further the purposes underlying the Directors Plan, the Board of Directors recommends a vote FOR the proposed amendment to increase the number of shares authorized for issuance upon exercise of options under the Directors Plan.

  The following summary description of the Directors Plan, as proposed to be amended, is qualified in its entirety by the prospectus covering the shares available for issuance pursuant to Directors Options, and by the full text of the Directors Plan, as amended, copies of which may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

THE DIRECTORS PLAN

  Purposes. The purposes of the Directors Plan are to further the interests of the Company by retaining the services of persons serving as non-employee directors of the Company, attracting and retaining the services of persons capable of serving on the Board of Directors of the Company and providing incentives for such persons to exercise maximum efforts to promote the success of the Company.

  Eligibility. Directors Options are granted under the Directors Plan only to persons who on the date of grant of the option are directors but not employees of the Company. At March 29, 1996, seven (7) members of the Board of Directors were outside directors.

  Administration. The Directors Plan is administered by the Board of Directors or a committee appointed by the Board of Directors.

  Option Provisions. The grants of Directors Options under the Directors Plan are non-discretionary. Under the Directors Plan, each person who is appointed a director on or after May 23, 1995 and who (i) has not previously served as a director and (ii) is not an employee as of the effective date of the appointment, will be granted an option to purchase 8,000 shares of Common Stock, as of the effective date of appointment as a director. On the day following each annual meeting of stockholders of the Company, each person who is on that date a non-employee director and was re-elected at that meeting will be granted an option to purchase 6,000 shares of Common Stock. Directors Options granted pursuant to the Directors Plan will be granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.

  All Directors Options issued under the Directors Plan will be non-qualified stock options. All will expire ten years after the date of grant, and all will be exercisable in accordance with a phased vesting schedule in increments of 20% per year beginning one year after the date of grant. Thus, for example, the holder of a Directors Option for 6,000 shares issued under the Directors Plan may acquire 1,200 shares beginning one year after the date of issuance, 2,400 shares beginning two years after the date of issuance, and so on. This vesting schedule is subject to acceleration (i.e., the option becomes exercisable with respect to 100% of the shares it covers) on the occurrence of a merger, tender offer and certain other change-of-control situations, and on voluntary retirement after age 65.

  Directors Options granted under the Directors Plan will be exercisable only while the optionee is a director and within three months after he ceases to be a director, except that if an optionee ceases to be a director because of death or disability, (i) the Directors option may be exercised up to one year after the termination of service and (ii) it may be exercised in full (i.e., without regard to the vesting schedule referred to above). Directors Options will be non-transferrable other than by will or by operation of the laws of descent and distribution. In the event of the death of the optionee, the Directors Option will be exercisable by his estate.

  Consideration. Recipients of Directors Options will not pay for them. Directors Options are exercisable at a price equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the date of grant. The price due upon exercise of Directors Options will be payable in full in cash at the time of exercise. The closing price of Common
Stock reported on the Nasdaq National Market for March 29, 1996 was [$   .]

  Number of Shares. The maximum number of shares of Common Stock as to which Directors Options may be granted under the Directors Plan, as proposed to be amended, is 300,000. At March 29, 1996, 14,000 shares remained available for future option grants under the Directors Plan. Shares issuable upon expiration, cancellation or surrender of unexercised Directors Options become available again for this purpose. The number of shares and the exercise price of Directors Options granted under the Directors Plan will be subject to adjustment in certain events, including reorganizations or reclassifications of the Common Stock, in order to prevent dilution of the optionee's rights.

  The Directors Plan will terminate on November 30, 1998, unless sooner terminated. The Board of Directors may suspend or terminate the Directors Plan, and may amend the Directors Plan, except that the approval of the Company's stockholders will be required for any amendment involving (i) an increase in the maximum number of shares of Common Stock which may be issued on exercise of Directors Options granted under the Directors Plan; (ii) a change in the times at which Directors Options are required to be granted, the number of Directors Options required to be granted or the provisions of Directors Options required to be granted under the Directors Plan; or (iii) any change in the categories of persons eligible to receive Directors Options under the Directors Plan. Notwithstanding the foregoing, the Board of Directors may not, more than once in any six month period (other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), amend any provision of the Directors Plan (A) regarding the eligibility of directors to receive Directors Options, (B) stating the amount and price of securities into which Directors Options are exercisable, or (C) specifying the timing of the grant of Directors Options.

FEDERAL TAX TREATMENT

  Under the Directors Plan, only non-qualified stock options may be issued. An optionee recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, an optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares over the exercise price and the Company will be entitled to a corresponding deduction. (Special rules apply in the case of a non-qualified option exercise by an optionee who is subject to the short-swing profit recapture rules of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Upon sale of the option shares, an optionee will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year, equal to the difference between the sale price of the shares and the fair market value of the shares on the date the optionee recognizes income with respect to the option exercise.

  The following chart sets forth the amounts that will be received by each of the following groups under the Directors Plan in fiscal year 1996 (assuming stockholder approval of this proposal):

NEW PLAN BENEFITS

                            1988 STOCK OPTION PLAN
                       FOR NON-EMPLOYEE DIRECTORS(1)(4)

     NAME AND POSITION                                          NUMBER OF SHARES
     -----------------                                          ----------------
Executive Group (1 person)(2)..................................       6,000
Non-Executive Director Group (5 persons)(3)....................      30,000(1)

--------
(1) The New Plan Benefits chart assumes that each current non-executive director (other than Mr. Ross) will be re-elected (and will be eligible to receive Directors Options) on May 23, 1996, the day after the 1996 Annual Meeting of Stockholders when the annual non-discretionary grant of options will occur. On that date, under the Directors Plan, each member of the non-executive director group will receive options to purchase 6,000 shares or an aggregate of 30,000 shares.
(2) While Mr. Mills, as Chairman of the Board, is an executive officer of the Company, he is not an employee of the Company and, therefore, is eligible to receive options under the Directors Plan. On May 23, 1996, he will receive Directors Options to purchase 6,000 shares.
(3) The group includes Messrs. Austin, Hendrickson, O'Neill, Brenner and Bagalay. Mr. Ross has advised the Company of his decision not to stand for re-election at the 1996 Annual Meeting of Stockholders.
(4) The Directors Options to be granted on May 23, 1996 will have an exercise price equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the date of grant. The closing price of Common Stock reported on the Nasdaq National Market for
    March [ ], 1996 was [$   ].

  All current executive officers, as a group (which group includes only William C. Mills III), have received Directors Options to purchase 17,000 shares of Common Stock at exercise prices ranging from $3.875 to $17.00 per share. All current directors who are not executive officers, as a group, have received Director Options to purchase 58,000 shares of Common Stock at exercise prices ranging from $3.188 to $4.75 per share. Each nominee for election as a director has received Director Options to purchase shares of Common Stock, as follows: William C. Mills III, 17,000 shares at exercise prices ranging from $3.875 to $17.00 per share; Charles E. Austin, 11,000 shares at exercise prices ranging from $4.03 to $4.75 per share; Robert F. Hendrickson, 11,000 shares at exercise prices ranging from $3.188 to $4.03 per share; T. Jerome Madison, 0 shares; Thomas J. McKearn, 0 shares; Donald E. O'Neill, 8,000 shares at an exercise price of $4.03 per share; Ronald J. Brenner, 8,000 shares at an exercise price of $4.375 per share; and John E. Bagalay, Jr., 8,000 shares at an exercise price of $4.375 per share. Bruce R. Ross, who has advised the Company of his decision not to stand for re-election at the 1996 Annual Meeting of Stockholders, received options to purchase 12,000 shares of Common Stock under the Directors Plan at exercise prices ranging from $3.75 to $4.375 per share.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
             THE ADOPTION OF THE AMENDMENT TO THE DIRECTORS PLAN.

PROPOSAL FOUR. APPROVAL OF AMENDMENTS TO 1995 STOCK OPTION PLAN

INTRODUCTION

  Subject to stockholder approval, the Board of Directors has approved the adoption of amendments to the Cytogen Corporation 1995 Stock Option Plan (the "1995 Plan") to (i) increase the total number of shares of Common Stock authorized for issuance upon exercise of options under the 1995 Plan (the "Options") by 2,100,000 shares, from 2,402,635 shares to 4,502,635 shares,
(ii) permit the granting of options under the 1995 Plan to (a) officers and employees of the Company's subsidiaries and (b) consultants to the Company or its subsidiaries and (iii) permit the granting of incentive stock options under the 1995 Plan to all employees of the Company, not just salaried employees. Of the 2,402,635 shares of Common Stock currently authorized, at March 29, 1996 only 141,315 shares remained available for future option grants. The proposed increase in the total number of shares of Common Stock available for issuance under the 1995 Plan, taken together with the proposed increase under the Director Plan, equals approximately 4.9% of the total outstanding shares of Common Stock as of March 29, 1996.

  The Board of Directors approved the adoption of the 1995 Plan in 1995 and the stockholders approved its adoption at the 1995 Annual Meeting of Stockholders. The 1995 Plan, together with the Cytogen Corporation 1989 Employee Stock Option Plan and its predecessors (as amended, the "1989 Plan"), have been used by the Company since 1982 as a means of attracting and retaining the services of persons now serving as officers and other employees of the Company, attracting and retaining the services of persons capable of serving as officers and employees of the Company and providing incentives for such employees to exert maximum efforts to promote the success of the Company.

  Upon the approval by the stockholders of the 1995 Plan, the Board of Directors suspended the issuance of additional options under the 1989 Plan, although all options then outstanding under the 1989 Plan remain outstanding until exercised or earlier terminated. The 1995 Plan as originally adopted provided that, subject to certain adjustments, the maximum number of shares of Common Stock as to which Options may be granted thereunder was 2,402,635 shares minus the number of outstanding options granted under the 1989 Plan that were exercised after the effective date of the 1995 Plan. To calculate the number of shares available for grant on any particular date, the Committee is required to subtract from the maximum number that number of shares subject to outstanding options under the 1995 Plan and the 1989 Plan. As of March 29, 1996, 118,640 options granted under the 1989 Plan have been exercised since the effective date of the 1995 Plan. Therefore, as of that date, the maximum number of Options available for grant under the 1995 Plan was reduced to 2,283,995 shares. Of that number, Options to purchase an aggregate of 998,500 shares have been granted under the 1995 Plan and options to purchase an aggregate of 1,144,180 shares remain outstanding under the 1989 Plan. Therefore, only 141,315 shares remain available for future Option grants under the 1995 Plan.

  Furthermore, the 1995 Plan currently limits participation to officers and employees of the Company and the granting of incentive stock options to salaried employees of the Company. In light of the Company's recent acquisition of Cellcor, its wholly-owned subsidiary, and the contributions to the Company made by its non-salaried employees and derived from its relationship with certain outside consultants, the Board has approved the adoption of amendments (a) to permit the granting of options to officers and employees of the Company's subsidiaries and to consultants to the Company and its subsidiaries and (b) permit the granting of incentive stock options to all employees, not just salaried employees. To better further the purposes of the 1995 Plan for both the Company and its subsidiaries, the Board of Directors recommends a vote FOR the proposed amendments to the 1995 Plan.

  The following summary description of the 1995 Plan, as proposed to be amended, is qualified in its entirety by the prospectus covering the shares available for issuance pursuant to the Options, and by the full text of the 1995 Plan, copies of which may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

THE 1995 PLAN

  Eligibility. Options may be granted under the 1995 Plan, as proposed to be amended, only to persons who either are officers or employees of, or consultants to, the Company or its subsidiaries, or who have agreed to become officers or employees of, or consultants to, the Company or its subsidiaries, and, in either case, are determined by the Committee, designated by the Board of Directors (the "Committee"), to be of substantial importance to the Company or its subsidiaries (the "Optionees"). At February 22, 1996, approximately eleven (11) officers and 149 employees of the Company and its subsidiaries were eligible to participate in the 1995 Plan, as proposed to be amended. It is not possible to state at this time whether a particular executive officer, all current executive officers as a group, a particular nominee for director or all non-executive officers as a group will be granted Options under the 1995 Plan or the benefit or value of such Options, since these matters will be determined by the Committee based on each participant's level of responsibility, compensation and contribution to the Company's success. As of February 22, 1996, the Company had granted Options to purchase an aggregate of 998,500 shares at exercise prices ranging from $3.625 to $7.8125 per share pursuant to the 1995 Plan. (For information regarding Options granted under the 1995 Plan to certain executive officers of the Company, see "Executive Compensation" above). As of that date, the Company had granted Options to the following groups or persons: all current executive officers as a group received Options to purchase 791,000 shares at exercise prices ranging from $4.094 to $5.469 per share (including 430,000 shares to the executive officers named on the Summary Compensation Table); each nominee for election as a director who is eligible to receive Options under the 1995 Plan received Options to purchase the following numbers of shares: William C. Mills III, 12,000 shares at an exercise price of $4.094; Thomas J. McKearn, 135,000 shares at exercise prices ranging from $4.6875 to $5.469 per share; and T. Jerome Madison, 90,000 shares at exercise prices ranging from $4.6875 to $5.469 per share; each other person who received 5% of such options received Options to purchase the following numbers of shares: L. Michael Hinds, 95,000 shares at exercise prices ranging from $4.656 to $5.469 per share; Richard Murawski, 84,000 shares at exercise prices ranging from $4.6875 to $5.469 per share; Pamela M. Murphy, 70,000 shares at exercise prices ranging from $4.6875 to $5.469 per share; and John D. Rodwell, 90,000 shares at exercise prices ranging from $4.6875 to $5.469 per share; and all current employees, including all current officers who are not executive officers, as a group, received Options to purchase 207,500 shares at exercise prices ranging from $4.375 to $7.8125 per share.

  Administration. The Committee is authorized to interpret and administer the 1995 Plan, to select participants to whom Options will be granted, to determine the time when Options will be granted and the terms and provisions of the Options (which may differ from one another), and to adopt and make changes in the rules and regulations for carrying out the 1995 Plan. The Committee members must be Board members who are not employees of the Company and who are not eligible to participate in the 1995 Plan. The Board of Directors may amend the 1995 Plan, except that stockholder approval is required to increase the maximum number of shares of Common Stock that may be issued on exercise of Options granted under the 1995 Plan, to change the categories of persons eligible to receive Options, increase the limit on the number of shares that may be granted per Optionee, or to take any other action that requires stockholder approval under Section 16(b) of the Exchange Act.

  Grants. No eligible Optionee may be granted Options to purchase more than 200,000 shares in any one calendar year. Under the 1995 Plan, eligible Optionees may be granted either incentive stock options or non-qualified stock options. Incentive stock options are intended to be "incentive stock options" under Section 422 of the Code; non-qualified stock options are those options which do not qualify under Section 422 of the Code. The exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the shares of Common Stock on the date of grant, although the exercise price of a non-qualified stock option may be less than such fair market value. The aggregate fair market value (determined at the time an Option is granted) of the Common Stock with respect to which incentive stock options are first exercisable by an Optionee during any calendar year may not exceed $100,000.

  The mere grant of an Option does not require any consideration from the Optionee. The Committee may, in its discretion, provide that payment of the exercise price of an Option may be made in cash, previously-owned shares of Common Stock or an interest-bearing promissory note.

  Options will be exercisable over a period to be designated by the Committee, but not prior to six months or more than ten years (or five years for certain incentive stock options) after the date of grant. Except as otherwise determined by the Committee, Options granted under the 1995 Plan, as proposed to be amended, will be exercisable only while the Optionee is employed or engaged by the Company and within three months after termination of employment or engagement generally or within 12 months after termination of employment or engagement by reason of death or disability. All Options granted under the 1995 Plan are non-transferable other than by will or by operation of the laws of descent and distribution. In the event of the death of an Optionee, the Option will be exercisable by his estate.

  If an Option expires or is cancelled or surrendered without being exercised in full, the number of shares as to which the Option is not exercised will once again become shares as to which new Options may be granted.

  The maximum number of shares of Common Stock as to which Options may be granted under the 1995 Plan, as proposed to be amended, is limited to 4,502,635 shares minus the number of outstanding options granted under the 1989 Plan that are exercised after the effective date of the 1995 Plan (or 4,383,995 as of March 29, 1996). The closing price of Common Stock reported on
the Nasdaq National Market for March 29, 1996 was [$   ].

  Term. The 1995 Plan became effective as of March 28, 1995 and will remain in effect for ten years thereafter or until sooner terminated by the Board of Directors.

  Performance-Based Compensation. The 1995 Plan permits grants of Options to eligible employees that qualify as "performance-based compensation" under section 162(m) of the Code. It is intended that all compensation income recognized by Optionees who are subject to Section 162(m) of the Code as the result of the exercise of Options or the disposition of Common Stock acquired on exercise of Options will be considered performance-based compensation excludable from such Optionee's "applicable employee remuneration" pursuant to section 162(m) of the Code. Therefore, the exercise price for such Options shall not be less than the fair market value of the Common Stock on the date of grant. The provisions of the 1995 Plan will be interpreted and applied by the Committee insofar as possible to comply with Section 162(m) of the Code.

FEDERAL TAX TREATMENT

  Under the present federal tax laws, the federal income tax treatment of Options under the 1995 Plan is as follows:

  An Optionee recognizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. If an Optionee sells shares acquired upon exercise, after complying with requisite holding periods, any gain or loss realized upon such sale will be long-term capital gain or loss. The Company will not be entitled to take a deduction as a result of any such sale. If an Optionee disposes of such shares before complying with requisite holding periods, the Optionee will recognize ordinary income and the Company will be entitled to a corresponding deduction.

  An Optionee recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, an Optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares over the exercise price, and, provided that the applicable conditions of Section 162(m) of the Code are met, the Company will be entitled to a corresponding deduction. (Special rules apply in the case of a non-qualified option exercise by an Optionee who is subject to the short-swing profit recapture rules of Section 16(b) of the Exchange Act.) Upon sale of the Option shares, an Optionee will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year, equal to the difference between the sale price of the shares and the fair market value of the shares on the date the Optionee recognizes income with respect to the Option exercise.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                  THE ADOPTION OF THE 1995 STOCK OPTION PLAN.

PROPOSAL FIVE. RATIFICATION OF APPOINTMENT OF AUDITORS

  Subject to stockholder ratification, the Board of Directors has reappointed the firm of Arthur Andersen LLP as independent public accountants to audit the Company's books and accounts for fiscal year 1996. If the stockholders do not ratify this appointment, the appointment may be reconsidered by the Board of Directors.

  Arthur Andersen LLP has audited the Company's books since 1982. Audit services provided by the firm for the year ended December 31, 1995 included the audit of the Company's financial statements and consultation with respect to filings with the Securities and Exchange Commission and other matters related to accounting and financial reporting. Representatives of Arthur Andersen LLP are expected to be present at the 1996 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                             FOR SUCH RATIFICATION

PROPOSAL SIX. OTHER BUSINESS

  The Board of Directors does not intend to present any business other than the matters described in this Proxy Statement at the Annual Meeting. If any other matter is presented at the Annual Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                         FUTURE STOCKHOLDER PROPOSALS

  The Company must receive at the Office of the Corporate Secretary any proposal which a stockholder wishes to submit to the 1997 Annual Meeting of Stockholders before December [ ], 1996, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                          By Order of the Board of Directors

                                          T. Jerome Madison
                                          Secretary

April , 1996

                                                                      EXHIBIT A

  "FIFTH A. Total Capital Stock. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is ninety-five million (95,000,000) shares, of which eighty-nine million, six hundred thousand (89,600,000) shall be shares of Common Stock, the par value of which is one cent ($.01) per share, amounting in the aggregate to eight hundred ninety-six thousand dollars ($896,000) and five million, four hundred thousand (5,400,000) shall be shares of Preferred Stock, the par value of which is one cent ($.01) per share, amounting in the aggregate to fifty-four thousand dollars ($54,000).

  B. Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters on which holders of Common Stock shall be entitled to vote.

  C. Preferred Stock. The Board of Directors of the Corporation is authorized to cause the Preferred Stock to be issued in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Board of Directors of the Corporation is expressly authorized to adopt such resolution or resolutions and to issue such stock as may be desirable.

  D. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the outstanding shares of Common Stock and Preferred Stock pari passu."

                  [LOGO OF CYTOGEN CORPORATION APPEARS HERE]

               Notice of 1996 Annual Meeting and Proxy Statement

                                                                     APPENDIX A

                  CYTOGEN CORPORATION 1988 STOCK OPTION PLAN
                          FOR NON-EMPLOYEE DIRECTORS

                                AMENDMENT NO. 2

  Pursuant to the power reserved to it in Section 12 of the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors (the "Plan"), the Board of Directors of Cytogen Corporation hereby amends the Plan as follows:

  1. The first sentence of Section 5 is hereby amended and restated to read as follows:

    "The maximum number of shares of Common Stock as to which Options may be granted under this Plan is 300,000 shares."

  2. This Amendment No. 2 to the Plan shall be effective only after approval of a majority of the Company's stockholders as set forth in Section 12.

  To record the adoption of this Amendment No. 2, the Company has caused its
authorized officers to affix its corporation name and seal this   day of     ,
1996.

Corporate Seal                            Cytogen Corporation



Attest: _____________________________     By: _________________________________

                                                                     APPENDIX B

                  CYTOGEN CORPORATION 1995 STOCK OPTION PLAN

                                AMENDMENT NO. 1

  Pursuant to the power reserved to it in Section 14 of the Cytogen Corporation 1995 Stock Option Plan (the "Plan"), the Board of Directors of Cytogen Corporation hereby amends the Plan as follows:

  1. Section 1(a) is hereby amended and restated in its entirety to read as follows:

    " (a) The purposes of this Plan are to further the interests of Cytogen Corporation (the "Company") and its Subsidiaries by retaining the services of persons now serving as officers and other employees and consultants of the Company and its Subsidiaries, attracting and retaining the services of persons capable of serving as officers, employees and consultants of the Company and its Subsidiaries and providing incentives for such employees and consultants to exert maximum efforts to promote the success of the Company and its Subsidiaries."

  2. The definition of "Employee" in Section 2 is hereby amended and restated in its entirety to read as follows:

    " `Employee' means any person employed by the Company or any of its Subsidiaries (including, without limitation, a person employed by the Company or any of its Subsidiaries who is also an officer or director of the Company or any of its Subsidiaries)."

  3. The definition of "Plan" in Section 2 is hereby amended and restated in its entirety to read as follows:

    " `Plan' means the Cytogen Corporation 1995 Stock Option Plan, as amended."

  4. The definition of "Termination of Employment" in Section 2 is hereby deleted in its entirety and replaced by the following:

    " `Termination of Service' means (a) the time when the employee-employer relationship between an Employee and the Company ceases to exist for any reason, or (b) the time when an officer who is not also an Employee ceases to be an officer of the Company for any reason or (c) the time when an Eligible Consultant ceases to be such a consultant for any reason, including, but not limited to, a termination by resignation, discharge, death, Total Disability or retirement. Any leave of absence taken with the consent of the Company for a period of not more than 90 days shall not be a Termination of Service, or if longer, so long as the optionee's right to reemployment with the Company is guaranteed by contract. If the period of leave exceeds 90 days and if the right to reemployment is not guaranteed by contract, the Termination of Service will be deemed to occur on the 91st day of the leave."

  5. The definition of "Total Disability" in Section 2 is hereby amended and restated in its entirety to read as follows:

    " `Total Disability' means inability of an Employee or Eligible Consultant to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. All determinations as to the date and extent of disability of an Employee or Eligible Consultant will be made by the Committee."

  6. Section 2 is hereby amended to add the following definition:

    " `Eligible Consultant' means a consultant providing services to, and who is not an employee of, the Company or any of its Subsidiaries."

  7. Section 2 is hereby amended to add the following definition:

    "Subsidiary" means any corporation that, at the time in question is a subsidiary corporation of the Company within the meaning of section 424(f) of the Code.

  8. Section 3(a) is hereby amended and restated in its entirety to read as follows:

    "(a) This Plan shall be administered by a Committee, which shall be composed of not less than two Outside Directors who are also Disinterested Directors. The Committee may, from time to time, adopt or rescind rules and regulations for carrying out the provisions and purposes of this Plan. Subject to the express provisions of this Plan, the Committee shall have sole authority, in its absolute discretion, to determine which officers, Employees and Eligible Consultants shall receive Options, the time when Options shall be granted, the terms and provisions of the Options (which may differ from one another) and to do everything necessary or appropriate to administer this Plan, including, without limitation, interpreting the provisions of this Plan and the Options. All determinations made by the Committee with respect to this Plan and the Options shall be final, binding and conclusive."

  9. Section 4(a) is hereby amended and restated in its entirety to read as follows:

    "(a) Options may be granted under this Plan only to persons who at the Date of Grant either (i) are officers, Employees or Eligible Consultants of the Company or any of its Subsidiaries or (ii) have agreed to become officers, Employees or Eligible Consultants of the Company or any of its Subsidiaries, and, in either case, are determined by the Committee to be of substantial importance to the Company or any of its Subsidiaries."

  10. Section 4(b) is hereby amended and restated in its entirety to read as follows:

    "(b) Options granted to persons who are not yet officers, Employees or Eligible Consultants at the Date of Grant may not be exercised until the optionee has become an officer, Employee or Eligible Consultant, and shall expire if the optionee fails to commence service as an officer, Employee or Eligible Consultant within six months (or such other period as the Committee may determine) after the Date of Grant."

  11. Section 4(c) is hereby amended and restated in its entirety to read as follows:

    "(c) Incentive Stock Options may be granted only to persons who are Employees at the Date of Grant, and only on such terms as are provided in paragraphs 6, 7 and 8 hereof."

  12. Section 4(d) is hereby amended and restated in its entirety to read as follows:

    "(d) No Employee or Eligible Consultant to whom Options may be granted under this Plan may be granted Options to purchase more than 200,000 shares in any one calendar year."

  13. Section 5(a) is hereby amended and restated in its entirety to read as follows:

    "(a) Subject to any adjustment as provided in paragraph 9, the maximum number of shares of Common Stock as to which Options may be granted under this Plan is 4,502,635 shares reduced by the number of outstanding options granted under the Cytogen Corporation 1989 Employee Stock Option Plan (the "1989 Plan") that are exercised after the effective date of this Plan. If any Option expires or is cancelled or surrendered without being exercised in full, the number of shares as to which the Option is not exercised will once again become shares as to which new Options may be granted. The Common Stock which is issued on exercise of Options may be authorized but unissued shares or shares which have been issued and reacquired by the Company."

  14. Section 5(b) is hereby amended and restated in its entirety to read as follows:

    "(b) For administrative purposes only, the Committee shall establish an account indicating the number of shares of Common Stock as to which Options may then be granted under this Plan (the "Current

  Account"), and the Committee may issue Options only with respect to the shares of Common Stock available for grant as set forth in the Current Account. The Current Account shall contain the number of shares available for grant calculated as follows: (a) 4,502,635, minus (b) the number of shares of Common Stock subject to options granted under the 1989 Plan that are exercised after the effective date of this Plan, minus (c) the number of shares of Common Stock subject to outstanding options granted under the 1989 Plan and this Plan, plus (d) the number of shares of Common Stock subject to outstanding options granted under the 1989 Plan and/or this Plan that expire, are cancelled or surrendered without being exercised in full."

  15. Section 6(a) is hereby amended and restated in its entirety to read as follows:

    " (a) Subject to paragraph 4(d), the Committee will have complete discretion to determine when, and to which officers or other Employees or Eligible Consultants, Options are to be granted, the number of shares of Common Stock to which Options granted to each officer or other Employee or Eligible Consultant, will relate, whether and to what extent Options granted to an officer or other Employee or Eligible Consultant, will be Incentive Stock Options or Non-Qualified Options and, subject to the provisions of paragraphs 7 and 8, the Exercise Price and the term of each Option. The Committee may, in its discretion at the time of granting the Option, provide that the Exercise Price may be paid in cash, by the surrender of Common Stock, by an interest-bearing promissory note, or by other means; subject, however, to any requirements of applicable law which may limit the type or amount of such non-cash consideration. If payment by promissory note is permitted: (i) the optionee shall be required to make a cash payment upon exercise of the Option of not less than 20% of the Exercise Price; (ii) the note shall provide for full recourse against the maker; and (iii) the note shall be payable in full prior to its stated maturity upon the optionee's Termination of Service for any reason other than death or Total Disability."

  16. Section 7(f) is hereby amended and restated in its entirety to read as follows:

    " (f) TERMINATION OF SERVICE OF HOLDER OF OPTION OTHER THAN BECAUSE OF TOTAL DISABILITY OR DEATH. If there is a Termination of Service of a person to whom an Option has been granted, other than by reason of the person's death or Total Disability, each Option held by the person may be exercised (if otherwise exercisable) until the earlier of (i) the end of the three-month period immediately following the date of the Termination of Service,
  (ii) the expiration of the term specified in the Option, or (iii) such earlier time as may be determined by the Committee at the time of granting the Option."

  17. Section 7(g) is hereby amended and restated in its entirety to read as follows:

    " (g) TOTAL DISABILITY OF HOLDER OF OPTION. If there is a Termination of Service of a person to whom an Option has been granted by reason of his or her Total Disability, each Option held by the person may be exercised (if otherwise exercisable) until the earlier of (i) the end of the one-year period immediately following the date of the Termination of Service, (ii) the expiration of the term specified in the Option, or (iii) such earlier time as may be determined by the Committee at the time of granting the Option."

  18. Section 7(h) is hereby amended and restated in its entirety to read as follows:

    " (h) DEATH OF HOLDER OF OPTION. If there is a Termination of Service of a person to whom an Option has been granted by reason of his or her death, or a former officer or Employee or Eligible Consultant dies following the date of his or her Termination of Service but at a time when an Option still would be exercisable by that person but for the death of the person, each Option held by the person at the time of his or her death may be exercised by the person or persons to whom the Option passed by will or by the laws of descent and distribution (but by no other persons) until the earlier of (i) the end of the one-year period immediately following the date of death (or such other period as may be determined by the Committee at the time of granting the Option), (ii) the expiration of the term specified in the Option, or (iii) if the death occurs after the Termination of Service, the end of the period in which the Option could be exercised under paragraph 7(f) or (g)."

  19. Section 14 is hereby amended and restated in its entirety to read as follows:

    "14. AMENDMENT OF THE PLAN.

    The Board of Directors may at any time and from time to time modify or amend this Plan in any respect effective at any date the Board of Directors determines; provided, that without the approval of the stockholders of the Company the Board of Directors may not, (i) except as provided in paragraph 9, increase the maximum number of shares of Common Stock which may be issued on exercise of Options granted under this Plan; (ii) change the categories of persons eligible to receive Options; (iii) increase the per-optionee limit specified in paragraph 4(d), or (iv) take any other action requiring the approval of the stockholders of the Company in order to maintain the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. No modification or amendment of this Plan will, without the consent of the holder of an outstanding Option, adversely affect the holder's rights under that Option."

  20. This Amendment No. 1 to the Plan shall be effective only after approval of a majority of the Company's stockholders as set forth in Section 14.

  To record the adoption of this Amendment No. 1, the Company has caused its authorized officers to affix its corporation name and seal this 22nd day of May, 1996.

Corporate Seal                            Cytogen Corporation



Attest: _____________________________     By: _________________________________

Proxy Card Language
-------------------
                               Preliminary Copy

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS

    1. The election of directors.


          Nominees:
          ---------

          Charles E. Austin
          John E. Bagalay, Jr.
          Ronald J. Brenner
          Robert F. Hendrickson
          T. Jerome Madison             FOR               WITHHELD
          Thomas J. McKearn
          William C. Mills III          [_]                  [_]
          Donald E. O'Neill

(To withhold authority to vote for any individual nominees write such nominee's name in the space provided below)

--------------------------------------------------------------------------------

    2. Approval of amendment to the Company's Certificate of Incorporation to increase the total number of authorized shares of capital stock from 75,000,000 shares to 95,000,000 shares;
                                       FOR     AGAINST    ABSTAIN

                                       [_]       [_]        [_]

    3. Approval of amendment to the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors;
                                       FOR     AGAINST    ABSTAIN

                                       [_]       [_]        [_]

    4. Approval of amendments to the Cytogen Corporation 1995 Stock Option Plan;

                                       FOR     AGAINST    ABSTAIN

                                       [_]       [_]        [_]

    5. The ratification of Arthur Andersen LLP as independent auditors;

                                       FOR     AGAINST    ABSTAIN

                                       [_]       [_]        [_]

    6. The transaction of such other business as may properly come before the meeting.



If you plan to attend the Annual Meeting check the box above

                                        DATED: __________________, 1996


                                        ----------------------------------------
                                        SIGNATURE(S) OF STOCKHOLDER (S)

                                        NOTE:  The signature (s) should appear
                                        the same as it appears on the address
                                        label on this proxy.  When signing as
                                        executor, administrator, trustee,
                                        guardian, or attorney, please give full
                                        title as such. For joint accounts or
                                        co-fiduciaries, all joint owners or
                                        co-fiduciaries should sign.

                                        THIS PROXY IS SOLICITED ON BEHALF OF
                                        THE BOARD OF DIRECTORS


(back of card)

                             CYTOGEN CORPORATION
                                    PROXY
                     SOLICITED BY THE BOARD OF DIRECTORS

    WILLIAM C. MILLS III, THOMAS J. MCKEARN AND T. JEROME MADISON, and each of them, with full power of substitution, are hereby appointed the Proxies of, and authorized to represent, the undersigned and to vote all of the shares of Common Stock of CYTOGEN CORPORATION entitled to be voted by the undersigned as of March 29, 1996 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on May 22, 1996, and at any adjournment thereof as if the undersigned were present and voting at the meeting.

    Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

    The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all items.

                TO BE VOTED, YOU MUST SIGN ON THE REVERSE SIDE
                        (CONTINUED ON THE REVERSE SIDE)